Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 2, 2011, by and among Lyondell Chemical Company, a Delaware Corporation (the “Issuer”), LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of the Netherlands (the “Company”) and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     WHEREAS, the Issuer, the Company and the other Guarantors (as defined in the Indenture referred to herein) have heretofore executed and delivered to the Trustee an Amended and Restated Indenture (the “Indenture”), dated as of April 30, 2010, providing for the issuance of 8% Senior Secured Dollar Notes due 2017 and the 8% Senior Secured Euro Notes due 2017 (collectively, the “Notes”);
     WHEREAS, the Issuer has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of October 20, 2011 (the “Statement”), with an accompanying Letter of Transmittal and Consent (the “Letter of Transmittal”), to the Holders of the Notes in connection of the offer to purchase for cash (the “Tender Offer”) up to $1,470,134,000 in aggregate principal amount of such Notes and the concurrent solicitation of such Holders’ consents (the “Consent Solicitation”) to certain proposed amendments to the Indenture;
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;
     WHEREAS, pursuant to the Statement, the Holders of at least a majority in aggregate principal amount of the Notes outstanding, and with respect to Article III hereof, the Holders of at least 66% in aggregate principal amount of the Notes outstanding, (excluding, in each case, any Notes owned by the Issuer, the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Company) have consented to all of the amendments effected by this First Supplemental Indenture in accordance with the provisions of the Indenture, evidence of such consents has been provided by the Issuer to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this First Supplemental Indenture have been complied with as of the date hereof; and
     WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Issuer and the Company have been done.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     SECTION 1.02. DEFINITION. When used herein, “Trigger Event” shall mean the occurrence of each of the following events: (1) the 8% Notes Early Payment Date (as such term is defined in the Statement), or if there is no 8% Notes Early Payment Date, the 8% Notes Final Payment Date (as such term is defined in the Statement), and (2) the payment to Holders of Notes the total applicable Consent Payment (as such term is defined in the Statement) payable as of such 8% Notes Early Payment Date, or if there is no 8% Notes Early Payment Date, the 8% Notes Final Payment Date, pursuant to the terms and conditions of the Statement and the Letter of Transmittal.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     SECTION 2.01. CONSENT AND AMENDMENT. Effective upon the Trigger Event, and without any further action by any party hereto, the Indenture is hereby amended as follows:
     (a) The term “Permitted Holders” and the text of the definition thereof in Section 1.01 shall be deleted in its entirety.
     (b) The text of the definition of “Change of Control” in Section 1.01 shall be amended and restated in its entirety as follows:
          “Change of Control” means the occurrence of any of the following:
     (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
     (2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company.
     (c) The following new defined term “Leverage Ratio” shall be added to Section 1.01:
“Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness, as defined in clauses 1(a) , 1(b), 1(c) or 1(d) of the definition of “Indebtedness,” of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP), to (ii) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. Calculation of the Leverage Ratio shall be made on the same basis, and with the same adjustments, as those described under the definition of “Secured Indebtedness Leverage Ratio.”
     (d) The text of Section 4.04(a)(3) shall be amended and restated in its entirety as follows:
     (3) the aggregate amount of Restricted Payments made after the Release Date (including the Fair Market Value of non-cash amounts constituting Restricted Payments and Restricted Payments permitted by clauses (i), (ii) (vi)(B), (viii), (xii)(B), (xvi) and

(xxi) (excluding up to $2.6 billion of dividends paid pursuant thereto) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)) shall not exceed the sum of, without duplication.
     (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from October 1, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after October 1, 2011 (other than net cash proceeds to the extent such net cash proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiv) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus
     (iii) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash after October 1, 2011 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiv)), plus
     (iv) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after October 1, 2011 (other than Indebtedness or Disqualified Stock issued to the Company or a Restricted Subsidiary thereof) or 100% of the principal amount of any debt securities of the Company or any Restricted Subsidiary thereof that are convertible into or exchangeable for Capital Stock issued after the Issue Date (other than debt securities issued to the Company or a Restricted Subsidiary thereof) which, in any such case, have been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent entity of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished) after October 1, 2011, plus
     (v) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary after October 1, 2011 from:
     (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) of Section 4.04(b) below) or
     (B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus
     (vi) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case subsequent to October 1, 2011, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) of Section 4.04(b) below or constituted a Permitted Investment).
     (e) The following new subsection (xxi) shall be added to text of Section 4.04(b), and the word “and” shall be deleted from the end of subsection (xix) and added the end of subsection (xx):
(xxi) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Company’s Leverage Ratio would not exceed 2.00 to 1.00;
     (f) The text of the proviso in Section 4.04(b) immediately following the new subsection (xxi) added pursuant to clause (e) above shall be amended and restated in its entirety as follows::
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii), (vi), (vii), (viii), (ix), (x), (xii)(B) and (xxi) of this Section 4.04(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
ARTICLE III
ADDITIONAL AMENDMENTS TO THE INDENTURE
     SECTION 3.01. CONSENT AND AMENDMENT. Effective upon the Trigger Event, and without any further action by any party hereto,
     (a) (1) all Collateral securing the Obligations of the Issuer, the Company and the Guarantors under the Notes, the Guarantees and the Indenture shall be released, and the Trustee and the Collateral Agent are authorized and instructed to execute all releases, termination statements and other documents reasonably requested by the Issuer, the Company and the Guarantors to evidence such release and termination of all Security Documents; and (2) notwithstanding any provision in the Indenture or any

Security Document to the contrary, no existing or future asset or property of the Issuer, the Company or any Guarantor shall constitute “Collateral.”
     (b) The text of clause (6)(B) of the definition of “Permitted Liens” in Section 1.01 shall be amended and restated in its entirety as follows:
(B) Liens securing (a) Indebtedness in an aggregate principal amount up to 5% of Consolidated Net Tangible Assets of the Company, (b) Indebtedness so long as the Notes are equally and ratably secured with the holders of any such Indebtedness by the property or assets securing any such Indebtedness pursuant to security and intercreditor arrangements not materially less favorable, in the reasonable judgment of the Company, to the holders of the Notes than the Security Documents, First Lien Intercreditor Agreement and Junior Intercreditor Agreement, each as in effect with respect to the Collateral securing the Notes prior to the release of such Collateral pursuant to the First Supplemental Indenture, with such adjustments as are reasonably necessary to reflect the relevant property or assets securing such Indebtedness and other circumstances in effect at the relevant time, and (c) Liens on ABL Facility Collateral securing the Plan Roll-Up Notes if the Indenture relating to the Plan Roll-Up Notes is not amended to release all Liens on such Collateral in connection with the Tender Offer and the Consent Solicitation,
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. RATIFICATION OF INDENTURE; FIRST SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     SECTION 4.02. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     SECTION 4.03. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
     SECTION 4.04. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 4.05. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
     SECTION 4.06. SEPARABILITY. In case any provision in this First Supplemental Indenture is invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LYONDELL CHEMICAL COMPANY, as the Issuer
By:
Name:
Title:

LYONDELLBASELL INDUSTRIES N.V., as the Company
By:
Name:
Title:

[Signature Page to Supplemental Indenture for the 8% Notes]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

[Signature Page to Supplemental Indenture for the 8% Notes — Wilmington Trust, National Association]